EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended March 31, 2013

WOOSTER, Ohio, April 25, 2013 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $578,000 or $0.20 per diluted share for the quarter ended March 31, 2013, compared to $152,000 or $0.05 per diluted share for the quarter ended March 31, 2012. The increase in earnings for the 2013 quarter compared to the 2012 quarter was primarily due to a decrease in both the provision for loan losses and noninterest expense, partially offset by decreases in net interest income, and noninterest income as well as an increase in provision for federal income taxes. The return on average equity and return on average assets for the 2013 quarter were 5.78% and 0.58%, respectively, compared to 1.53% and 0.15%, respectively, for the 2012 quarter.

Net interest income decreased $186,000 for the quarter ended March 31, 2013, compared to the quarter ended March 31, 2012. Interest income decreased $388,000 during the 2013 quarter due to continued overall low market interest rates compared to the 2012 quarter. The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. Interest expense decreased $202,000 mainly due to lower market interest rates paid on deposits in the 2013 quarter compared to the 2012 quarter, and the repayment of maturing advances from the Federal Home Loan Bank since the prior year quarter.

Provision (credit) for loan losses decreased $928,000 from $787,000 during the 2012 quarter to ($141,000) in the 2013 quarter. The current quarter credit balance provision is based on improved local economic factors including the bank's delinquency ratios and the number of foreclosures within the bank's market area which both moved favorably during the current year quarter combined with a decline in loan balances.

Noninterest income decreased $78,000 for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012. The decrease was primarily due to a $92,000 decrease in Trust income, partially offset by a $13,000 increase in service fees, charges and other operating income.  The $92,000 decrease in Trust income was due to the completion of the transfer and assumption agreement between the Bank and Thomasville National Bank (TNB) during November of 2012 that transferred the Bank's Trust Department assets, and related income, from the Bank to TNB. The $13,000 increase in service fees, charges and other operating income includes $17,000 in revenue sharing from TNB, as a result of the trust transfer and assumption agreement mentioned above.

Noninterest expense decreased $52,000 for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012. The decrease was primarily due to a $133,000 decrease in salaries and employee benefits and a $10,000 decrease in loss on foreclosed assets held for sale, partially offset by a $95,000 increase in other operating expenses. The decrease in salaries and employee benefits was due to a non-recurring health savings account contribution made in the prior year quarter, lower compensation costs resulting from staff attrition since the prior year quarter and the completion of the trust transfer and assumption agreement which eliminated several positions and the related salary and benefit costs compared to the prior year quarter. The increase in other operating expenses was primarily due to increased marketing expenses incurred as part of the Company's strategic initiative to increase top line revenues compared to the prior year quarter.

At March 31, 2013, Wayne Savings Bancshares, Inc. reported total assets of $399.6 million, which reflects a decrease of $2.5 million from December 31, 2012. Cash and cash equivalents decreased $2.1 million, due to funding a $1.0 million decline in total deposits, mainly in higher cost time deposits, and a $1.1 million decline in other short-term borrowings, while net loans decreased $939,000 which was partially used to fund growth of $295,000 on total securities compared to December 31, 2012.  Net loans decreased $939,000 to $246.9 million at March 31, 2013 compared to $247.8 million at December 31, 2012, due to principal reductions and maturities in excess of new originations. The allowance for loan losses totaled $3.0 million, or 1.19% of gross loans, at March 31, 2013 compared to $3.3 million, or 1.33% of gross loans, at December 31, 2012. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $5.5 million at March 31, 2013, or 2.2% of total loans, a decrease of $100,000 from the December 31, 2012 balance of $5.6 million, or 2.2% of total loans.

Deposits totaled $326.7 million at March 31, 2013, which reflects a decrease of $1.0 million, or 0.3%, from $327.7 million at December 31, 2012. The composition of deposits continues to shift from higher cost term deposits to lower cost liquid deposits due to the overall low level of market interest rates. Non-relationship term deposits that are maturing are being allowed to run off in favor of lower cost funding alternatives.  Other short-term borrowings, consisting of securities sold under repurchase agreements, totaled $6.0 million at March 31, 2013, which reflects a decrease of $1.1 million, or 15.6%, from $7.1 million at December 31, 2012.  This decrease is due to a decline in excess cash held by certain of these customers. Federal Home Loan Bank Advances totaled $21.2 million at both March 31, 2013 and December 31, 2012. Stockholders' equity totaled $39.8 million, or 9.97% of total assets at March 31, 2013, which reflects an increase of $56,000, compared to $39.8 million, or 9.89% of total assets at December 31, 2012. The increase in stockholders' equity was due to net income of $578,000, partially offset by $206,000 in dividends declared, $126,000 in treasury stock related to the Company's share buy-back program announced during 2012, and a $213,000 decrease in accumulated other comprehensive income related to a decrease in gains on available-for-sale securities.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended March 31,

	2013	2012

Quarterly Results

Net Interest Income	$3,010	$3,196
Net Income	$578	$152
Earnings Per Share:
Basic	$ 0.20	$ 0.05
Diluted	$ 0.20	$ 0.05
Return on Average Assets (Annualized)	0.58%	0.15%
Return on Average Equity (Annualized)	5.78%	1.52%

	March 31,	December 31,
	2013	2012

End of Period Data

Total Assets	$399,635	$402,117
Stockholders' Equity to Total Assets	9.97%	9.89%
Shares Outstanding	2,948,877	2,961,346
Book Value Per Share	$13.51	$13.43

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended
	March 31,
	2013	2012

Interest income	$ 3,599	$ 3,987
Interest expense	589	791
Net interest income	3,010	3,196
Provision (Credit) for loan losses	(141)	787
Net interest income after provision for loan losses	3,151	2,409
Noninterest income	390	468
Noninterest expense	2,733	2,785
Income before federal income taxes	808	92
Provision for federal income taxes	230	(60)
Net income	$ 578	$ 152

Earnings per share
Basic	$ 0.20	$ 0.05
Diluted	$ 0.20	$ 0.05

Dividends per share	$ 0.07	$ 0.06

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$9,962	$12,055
Investment securities, net (1)	115,561	115,266
Loans receivable, net	246,910	247,849
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,014	7,088
Foreclosed assets held for sale, net	193	318
Bank-owned life insurance	8,793	8,723
Other assets	6,177	5,793
TOTAL ASSETS	$399,635	$402,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$326,703	$327,737
Other short-term borrowings	5,975	7,077
Federal Home Loan Bank Advances	21,247	21,217
Accrued interest payable and other liabilities	5,869	6,301
TOTAL LIABILITIES	359,794	362,332

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,975	35,975
Retained earnings	17,942	17,567
Shares acquired by ESOP	(552)	(572)
Treasury Stock, at cost - 1,029,854 and 1,017,385 shares at March 31,2013 and December 31, 2012 respectively.	(15,049)	(14,923)
Accumulated other comprehensive income	1,127	1,340
TOTAL STOCKHOLDERS' EQUITY	39,841	39,785

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$399,635	$402,117
(1) Includes held to maturity classifications.
CONTACT: Contact Information:
         Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767